14-February-2023
LCI Industries (LCII)
Q4 2022 Earnings Call

CORPORATE PARTICIPANTS

Brian Michael Hall – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
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OTHER PARTICIPANTS

Kathryn Ingram Thompson – Analyst, Thompson Research Group LLC
Scott L. Stember – Analyst, ROTH MKM Partners
Fred Wightman – Analyst, Wolfe Research LLC
Craig R. Kennison – Analyst, Robert W. Baird & Co., Inc.
Michael Swartz – Analyst, Truist Securities, Inc.
Bret Jordan – Analyst, Jefferies LLC
Daniel Moore – Analyst, CJS Securities, Inc.
Brandon Rollé – Analyst, D. A. Davidson & Co.
Tristan M. Thomas-Martin – Analyst, BMO Capital Markets Corp.

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MANAGEMENT DISCUSSION SECTION

Operator: Hello, everyone. And welcome to today’s conference LCI Industries Q4 and Full Year 2022 Earnings Call. My name is Bruno and I will be operating your call today. [Operator Instructions]

I will now hand over to your host, CFO, Mr. Brian Hall. Please go ahead.
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Brian Michael Hall
Chief Financial Officer & Executive Vice President, LCI Industries

Good morning, everyone, and welcome to the LCI Industries fourth quarter and full year 2022 conference call. I’m joined on the call today by Jason Lippert, President, CEO and Director. We will discuss the results for the quarter in just a moment.

But first, I would like to inform you that certain statements made in today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws, and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which would cause actual results and events to differ materially from those described in the forward-looking statements.

These factors are discussed in our earnings release and in our Form 10-K and other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason Lippert. Jason?

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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Thanks, Brian. Good morning, everyone, and welcome to LCI’s fourth quarter and full year 2022 earnings call. Our fiscal year 2022 marked another record year for LCI, as we have reached all-time high revenues while continuing to deliver strong margins. As we got to the back half of the year, our diversification strategy proved pivotal to our performance, helping to partially offset the impact of RV OEM production shutdowns enacted during the fourth quarter to normalize inventory levels across the country.

Thanks to the agility and operational strength of our veteran leadership teams, we were able to make necessary changes quickly in order to adapt to the volatile operating environment. These results are a testament to our cultural strength and long-tenure leadership teams, which we believe have been and will continue to be the cornerstone of our long-term success.

We closed 2022 with a record $5.2 billion in revenues, up 16% year-over-year. This growth was supported by solid performance in our RV and adjacent industries, driven by overall growth in the outdoor lifestyle and aggressive content expansion and innovation. We completed four acquisitions throughout the year, adding two very strong industry brands to our portfolio, including Way Interglobal and Girard Products. Net sales from acquisitions completed in 2021 and 2022 contributed approximately $219 million in 2022. These acquisitions bolstered our innovative portfolio, which we have leveraged to continue our trajectory of record content growth.

Looking at North American RV OEM, sales increased 17% during the year compared to 2021, reaching $2.8 billion despite lower production levels in the back half of 2022. Industry wholesale RV shipments for the year totaled roughly 490,000 units, and we expect some further softening in 2023 as demand continues to normalize and come off all-time highs. January and December were right-sizing months for the industry as industry OEMs took the majority of these two months off to allow inventories and the dealers to rebalance.

In the interim, we are working closely with the OEMs to keep our capacity aligned with the changing production levels. Despite lower RV OEM production, we have quickly and diligently worked to adjust costs and capacity, leveraging operational improvements implemented in the past years, as well as making some cuts. Overall, we’ve cut $370 million of costs out of our structure since RV industry volumes started to decline during the second quarter of 2022.

Thanks to the agility of our teams and focus on our diversification into other markets, we have been able to shift some of our manufacturing costs to these other areas of our business that are running pretty strong in order to achieve maximum leverage. I do want to emphasize that retail demand has slowed, but it’s stabilizing to levels that are still historically strong. Data like retail traffic and purchases from recent RV shows, have proven to be a bright spot in an otherwise challenging macro environment, giving us confidence in the industry moving forward.

Importantly, secular trends such as younger buyers as well as the growth and popularity and availability of peer to peer RV rentals continue to bring new consumers into our lifestyle. Outdoorsy and RVshare, two of the largest peer to peer rental companies have recently said that US campers have rented RV for over 3 million collective nights on their platforms. Additionally, RVIA data revealed that 67 million North Americans are planning a trip in an RV this year, up from 58 million in 2022, with 50% of those surveyed RVers planning to buy a new RV, underscoring the long-term popularity of RVs and the outdoor lifestyle.

Throughout the quarter, we saw heightened input costs, most notably through freight and materials. While it will take some time to work through the raw material that carry these higher costs, we believe our customers are committed to help us work through these costs. In addition to several continuous improvement projects we have in the pipeline, we remain focused on driving costs out of our business through automation, as we have 10 new projects slated for implementation largely in the back half of 2023.

Our team also achieved record content growth in both towable units and motorhomes. Content per towable RV for the full year 2022 increased 45% from the prior year to $6,090, while content per motorhome RV in the full year 2022 increased 43% from the prior year to $4,099, all supported by our long-term focus on innovation and continued investment in R&D capabilities as well as our acquisition strategy.

Given the current RV production environment, our diversification strategy is paying dividends and is proving to be critical to driving sustainable growth across our business. In prior down cycles such as 2008 and 2001, our performance was substantially impacted due to majority of our revenues coming from RV. Today, our aftermarket, adjacent markets, international businesses make up 46% of our total net sales. In December and January, 64% of our sales came from our diversified markets. We have simply never been this diversified while in a down cycle. We believe our ongoing focus on diversification will further cement our leading position into the broader outdoor recreation market to support consistent, profitable growth in the long-term.

Revenues in the North American aftermarket grew year-over-year, up 7% compared to 2021, largely impacted by a drop in revenues in the automotive aftermarket business. Coming off a strong year in 2022, we are thrilled to see a record number of our RVs on the road. As more enthusiasts take to their RVs, we believe we will see more repair and replacement business, which should continue to drive our aftermarket revenues.

To accent that point, aftermarket parts revenues were up 65% in January. As we said on many prior calls, there have been 2 million RVs added to the system in the past four years, so there’ll be a need for parts and services that we supply, as many of these RVs are now coming into the repair and replacement cycle. As the purchasing of RVs decreased for this season, we are already seeing an increase in service at dealerships. In 2022, we had 1.2 million calls to our contact center for service and repair related activity. This trend should be nothing short of fantastic for the aftermarket products and services businesses that assist RV consumers with repair, replacement and upgrades.

With that being said, we will continue to invest in this part of our strategy as we steer our aftermarket business toward the billion-dollar mark. While our aftermarket RV continues to grow, we are maintaining our emphasis on creating a best-in-class customer experience, as engaging and listening to our customers is central to our building long-term relationships and strengthening the Lippert brand with dealers and consumers alike.

The Lippert Scouts program, which has grown substantially in membership in the past year, serves to provide valuable insights on our products and services, how customers use them, and most importantly, how we can drive improvements in products and services. Further, we held our second annual event for RVers across the US called the Lippert Getaway during the last week of October in Pine Mountain, Georgia. It was a resounding success and consisted of five full days of learning, repairing and improving their RVs as well as listening and fellowship amongst nearly 400 people. We will continue to stay focused on developing relationships with the end consumer to help drive our business to more successful results.

Turning to the North American adjacent markets, 2022 revenues rose 26%, driven by demand in marine, along with solid content growth throughout the other adjacent businesses like bus, specialty vehicles and power sports vehicles. Our adjacent offerings benefit from the same secular tailwinds driving growth across the RV and aftermarket. Unlike RV OEMs, marine production has been relatively stable, reducing pressure as RV demand softens.

In marine, we experienced substantially fewer challenges related to macro conditions as the overall market didn’t ramp up as hard and as fast and thus did not create as much excess inventory as the RV business did. Like RV, we are continuing our focus on consumer groups and aftermarket related activity. We also saw the launch of our seating division for TRACKER Marine earlier this year in Missouri. We believe our developing relationship here will provide additional opportunity now that we are located near and supplying the largest pontoon and boat builder in the country.

Our marine revenues for 2022 have increased to $493 million and we’re anticipating a flatter year on demand, which we believe we will improve through organic growth and market share gains. Our marine production facilities have never been operating at the peak levels they are today and we expect their solid performance to continue as we continue to supply the high demand and offer many new products in the space.

As a part of our diversification strategy, we have also been gaining traction in manufactured housing. With the rising housing prices impacting people across the country, manufactured housing continues to be an alternative for some that may be priced out of traditional, residential homes. Also, during the past few years, as residential windows suppliers were plagued by demand and in turn created long delays for builders, our team took advantage and started offering entry level vinyl windows at short lead times to residential builders. We are now starting to build a nice residential window lineup in a market that has over $3 billion annually in addressable market.

One other positive note around diversification is that we announced a key partnership last week with ATW, which is now owned by Bain Capital and is the largest utility trailer builder in the country. We launched a collaborative partnership to start supplying them axles to all of their trailers starting this month. We are extremely excited and our team will strive to bring new products as well as incredible dealer and OEM services that they’ve never seen before. We believe our adjacent market and expansion is key to our diversification efforts and our team continues to gain more and more momentum finding new products for the customers in these markets.

Looking globally, our international businesses also experienced growth in 2022, with revenues increasing 6% year-over-year, proving to be a stabilizing force in our diversification strategy. Growth in our international businesses was driven by the ongoing introduction of innovative products in EU market and we are encouraged by the backlog in these businesses as we head further into 2023. Issues stemming from global chip shortages are easing slightly, which we feel will lead to more growth in the European RV business in 2023.

We expect some of this demand to start breaking loose in the second quarter as many OEMs are starting to see chassis shipments increase so they can build more motorcaravans. In addition, we continue to see great progress toward Lippert European components such as pop-top and acrylic windows that are already popular in Europe being adopted by the US RV OEMs. These opportunities could provide big competitive barriers for our competition because of the ability to utilize European designs, proven products and production facilities. While the last couple of years have been challenging for the European divisions, we are optimistic about 2023 being a year in which they are contributing to the overall company in a much more meaningful way.

Turning our focus to the innovation, throughout 2022, we had one of our largest product launch years in company history, and this should help bolster a challenging 2023 in the [Technical Difficulty] (00:12:34) With about 150 people dedicated innovation and product development in our business, we are committed to making innovation a huge competitive advantage as few peers and competitors will invest this kind of money into innovation. Our ABS brakes for our suspension systems, tire-linked pressure management systems, continued development of OneControl, a new window awning, appliance and door designs have all gained tremendous traction with OEMs, helping to solidify our reputation as a company that continues to refine and innovate our core products.

As mentioned earlier, we are thrilled about the acquisition of Girard and Way Interglobal, both add substantial products to our offering that connect our appetite for cutting-edge products with our desire to bring increased utility and aesthetics to each RV. These two acquisitions also make us the largest and most diverse appliance in awning maker in the entire RV industry. One of the other things we are proud of our innovation is that we made several of our new products the new standard. The standout in that category was our instant hot water heater design, taking the place of the older, larger tank water heaters that have been around and standard for decades.

With the second capital allocation, we continue to do our part maintaining a balanced deployment strategy. We remain receptive to strategic M&A opportunities when they appear, but are also focused on maintaining ample liquidity and a strong balance sheet with modest leverage. We have also continued to make strategic internal investments, specifically in automation, to add further flexibility to our cost structure. In 2022, we allocated over $70 million to growth in automation CapEx, and we anticipate allocating even more dollars to these important projects in 2023.

I’ll now move on to our cultural highlights for the year. Here at Lippert, a well-rounded culture is our core focus, fostering an environment that values all team members and enables each team member to grow. We believe a strong culture starts with experienced leaders at the top, but also creates opportunities for all team members to become leaders in their own right. To this end, we have a group of leadership coaches that is tasked with creating and executing programs focused on developing and training leaders throughout the front lines of their manufacturing business. This group of 30 individuals are focused on coaching team members across the business in personal and professional leadership development, giving all team members the power to make LCI a better place and impact team members around them more positively.

In the end, we believe our great culture and focus of real resources on leadership development is the key to retaining people. We also believe that when people are retained over the long-term, there is no question that quality, safety, efficiency and innovation, the key fundamentals of the business, all improve.

Our culture focuses not only on how we can support our team members, but also how we impact the communities around us. Over 2022, Lippert team members performed over 150,000 hours of community service through serving in various charitable organizations and mission work around the country. Over the last six years, our team members have collectively served over 700,000 hours of community service. We could not be prouder of this accomplishment and our team’s effort to give back to those in needs and look forward to our culture initiatives having even more of an impact in 2023.

In closing, as always, I’d like to thank all of our team members for their hard work and commitment in driving our business forward while upholding our company values and leading strong. We could not have achieved such amazing results without this incredible dedication, coupled with strength and dimes of our leadership team. We look forward to continuing our progress in 2023 while we may not be setting volume records, we are dedicated to setting many other records, such as safety efficiency, continuous improvement and community impact records. We believe that we are in a great position, even in the face of RV volume challenges, to come out strong and are resolve and excited to continue our efforts in delivering long-term value for our customers and shareholders.

I’ll now turn to Brian Hall, our CFO, to discuss in more detail our fourth [Technical Difficulty] (00:16:30) full year financial results.

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Brian Michael Hall
Chief Financial Officer & Executive Vice President, LCI Industries

Thanks, Jason. Our consolidated net sales for the fourth quarter decreased 26% to $894 million compared to the prior year period, impacted by a reduction in RV production, partially offset by growth in our other end markets. January sales were down 48% to $273 million versus January 2022 due to the continued decline in wholesale RV shipments. As we estimate, the industry shipped less than 14,000 units in the month, many of which were produced in prior months. This was partially offset by continued diversification success with growth in adjacent industries, including marine.

Q4 2022 sales to North American RV OEMs decreased 42% compared to the prior year period, driven by a decrease in wholesale shipments, partially offset by record content expansion in towables and motorhomes. Content per towable RV unit increased 45% to a record $6,090, while content per motorized unit increased 43% to $4,099 compared to the prior year period. Towable content growth can be attributed to organic market share gains of 15%, while acquired revenues contributed 7% of the year-over-year growth.

We saw positive performance from our other end markets, which helped to partially mitigate the impact of softened RV demand. In the quarter, North American marine sales increased 4%, with our estimated content per powerboat increasing 19% to $1,712, driven by market share gains. Overall, sales to adjacent industries grew 3% versus the prior year period, supported by the aforementioned growth in marine sales. Q4 2022, sales to the aftermarket decreased 17% compared to the prior year period, driven by a decline in automotive aftermarket sales, partially offset by strength in RV and aftermarket sales.

International sales decreased 1% year-over-year, representing 10% of our total company revenue, as exchange rates negatively impacted results by approximately 9% due to the strength of the dollar compared to the euro and British pounds. Excluding the exchange impact, organic growth would have been 8%, led by the strength seen in our rail markets.

Gross margins were 16.4% compared to 24.1% in the prior year period, driven down by onetime charges, production inefficiencies and elevated input costs in aluminum, steel and freight. Our onetime charges were a key contributing factor to margin compression and our EPS variance for this quarter. These onetime costs consisted of severance and inventory expenses, leading to a negative impact of $0.62 per share.

Severance expense was incurred as we work to improve our cost structure and remove redundancies within our operations. Our onetime inventory charge is primarily related to the difference in price at which we purchase these commodities, such as aluminum versus the selling price, as well as adjustments for excess and obsolescence reserves. Typically, the pricing variance is accounted for by our quarterly lag pricing adjustments. However, given high volatility seen in the recent prices for some commodities, we incurred a onetime charge to earnings.

Although these write-off hinder near-term margins, we expect reduced margin pressure in the second half of 2023 as production ramps supporting profitability during the year. Looking ahead, we are primed to deliver profitability despite the macroeconomic conditions moving into 2023. SG&A cost as a percentage of sales increased year-over-year due to the onetime costs noted previously. Operating margins decreased compared to the prior year period, in line with expectations as we absorbed fixed costs on a lower sales base and consumed the aforementioned high cost inventory layers.

GAAP net loss in Q4 2022 was $17.1 million or $0.68 per diluted share compared to net income of $82.3 million or $3.22 per share in Q4 2021. This decrease was a reflection of lower RV demand. EBITDA decreased 93% to $10.2 million in the fourth quarter compared to the prior year period.

Moving on to full year 2022 results, sales to North American RV OEMs increased 17%, driven by increased interest in the outdoor lifestyle and content expansion. Sales to North American adjacent markets increased 26% to $1.2 billion in 2022, and North American aftermarket increased its total sales by 7% to $825 million, while international sales increased 6% to $398 million compared to the prior year period. Acquired revenues were approximately $219 million for full year 2022.

Non-cash depreciation and amortization was $129.2 million for the 12 months ended December 31, 2022. While non-cash stock based compensation expense was $23.7 million for the same period. We anticipate depreciation and amortization in the range of $130 million to $140 million during full year 2023, primarily due to amortization from recent acquisitions. For the 12 months ended December 31, 2022 cash generated from operating activities was $603 million, with $131 million used for capital expenditures, $108 million used for business acquisitions and $127 million returned to shareholders through $103 million of dividends and $24 million in share repurchases.

Operating cash flows were positively impacted by increased earnings and as inventories continued to normalize, we anticipate a full reduction in the impact of working capital on cash generation. Driven by our strong operating cash flows, we further pursued our capital allocation strategy of deleveraging our balance sheet, making net payments of $178 million on outstanding borrowings during 2022. At the end of the fourth quarter, we had an outstanding net debt position of $1.1 billion or 1.5 times pro forma EBITDA adjusted to include LTM EBITDA of acquired businesses.

As the greater macro environment remains uncertain, we are focused on maintaining a strong balance sheet and continue to target a long-term leverage of 1.5 times net debt to EBITDA. In the near-term, we are working to integrate recently completed acquisitions, which we expect to positively impact our operating cash flows. Full year 2023 capital expenditures are anticipated in the range of $80 million to $100 million. Given the uncertainty in the marketplace, we anticipate RV production levels to remain volatile in the short-term. As a result, we estimate the January consolidated sales results of down 48% to be indicative of full Q1 2023 results, as RV OEM production remains suppressed while the dealer base seeks the right inventory levels for expected demand.

The sales decline is primarily driven by the reduction in RV production, as we anticipate Q1 2023 RV shipments between 45,000 and 50,000 units. Looking forward to Q2 and beyond, we are anticipating RV shipments to improve more in line with those experienced in the back half of 2019, which results in an estimated RV shipment range of 330,000 to 350,000 units for full year 2023. While we have responded quickly to reduce our cost structure, material cost headwinds as discussed in prior quarters will continue to limit profitability through the first quarter. And we anticipate operating profit margins to return to mid-to-high single-digits the remainder of 2023.

That is the end of our prepared remarks. Operator, we’re ready to take questions. Thank you.
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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question is from Kathryn Thompson from Thompson Research Group. Kathryn, your line is now open. Please go ahead.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Hi. Thank you for taking my questions today. First, I want to focus on the OEM ramp up, and if you could give some cadence to that. And then, also just clarify, as you said in your prepared commentary, you’re seeing some good strong demand for maintenance at RV dealers just for units that are already sold. Could you talk about what trends you’ve seen historically with maintenance versus sales? And is there a divergence in that trend that you’re seeing in today’s market that could be positive for the outlook?

<A – Jason Lippert – LCI Industries>: Yeah. I’ll start, Kathryn. Regarding the ramp up or just where the industry is going from where we’re at, obviously, we’ve been in ramp down mode and just trying to get to a pace where the industry is – where wholesale is being outpaced by retail. So, we’ve had a couple hiccups there in November and December. But for the most part, it feels like the next couple of months will be retail outpacing wholesale, hopefully longer than that, but by a pretty fair margin, still trying to find the bottom, I think, where we’ve got some customers that are taking weeks at a time down between now and end of March, it feels like kind of we’re hoping after that and in March/April timeframe, things start to tick up.

And certainly, all the retail outpacing wholesale that’s going on today, it’s just taking chunks out of dealer inventory, which is where we need to get to see some wholesale orders again. And on the aftermarket piece, I’d just say that we track all that activity by the minute. And January, just on parts orders from dealers was up 65%, I think, as we said in the prepared remarks. But that’s dealers calling in needing replacement parts, and parts for service and we do see that activity up significantly right now. And we know that that trend will continue, especially as they have more time to service units and more service bays have come online over the last 12 months.

So, Brian, I don’t know if you want to add to the aftermarket piece.

<A – Brian Hall – LCI Industries>: I think maybe not so much on the aftermarket piece, but to give you some additional clarity around our expectations, I mean, obviously, Kathryn, there’s a lot of uncertainty in the marketplace today. But as we’ve said in our prepared remarks, we’re expecting somewhere between 45,000 and 50,000 units for the first quarter. I mean, that’s far off from when you think about Q1 of last year at 170,000 plus units. But as the OEMs hold production levels pretty – well hold them down or suppressed here temporarily, as Jason said, to let the inventories deplete some. We would then expect that to start to come back up.

And like we said, if you look more in line with the 2019 from Q2 through Q4, you’re certainly looking at 85,000 to 100,000 units a quarter is kind of what our current expectation is. I mean, we continue to hear a lot of positivity from a lot of the dealer base. There are retail sales occurring, so at some point as they continue to deplete inventory, there’s going to have to be orders and production to follow suit and replenish inventories in the system.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. That’s helpful. As a follow up to that, there’s several larger retail shows that have occurred at the beginning of this year. Any color on trends from those and what this could portend for the future?

<A – Jason Lippert – LCI Industries>: Yeah. Yeah. We talked to a lot of OEMs and a lot of dealers over the last handful of weeks that they’ve had big shows since Tampa in January. And all the traffic commentary around retail traffic and purchases have been really healthy. And I think we’re seeing that take out of inventories to rebalance dealer inventories. Like Brian said, there’s been a lot of positive remarks, dealers seeing inventories come down to a healthy level where we can see – they’re going to have to buy for the summer selling season, they know it. And I think everybody’s just positioning to get dealers in the best position they can before that starts to happen.

But I think we’re on the shows, all signs and commentary been positive, retails seems to have stabilized. I just look at how bad Q4 fell, it’s 77,000 or 70,000 units, retail/wholesale, roughly. If you annualize that, that’s 300,000 units, that’s a lay-up. So, that’s where we feel 330,000 to 350,000 is a good number. And for a down year, it’s a pretty damn good number. I think that’s healthy and we can adjust our cost to get into a good position with that type of volume, but retail staying healthy is the most important thing we have, looking for our industry right now. That’s going to stay that way.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. And then final question for the day on inflation, you’d said in prepared remarks, [indiscernible] (00:30:38) were up in Q4. But what we’re seeing in other industries, a wide variety of industries is definitely are having certain costs, natural gas, there are other labor, including pulling back. How do you think about the balance of inflation or even deflation as you look out in 2023? Thank you.

<A – Brian Hall – LCI Industries>: Yeah. I mean, I’d start first with from a pricing perspective. To our customers, we’ve been saying throughout a lot of 2022 we’ve had some pretty meaningful price decreases, which I think is consistent with your commentary about what we’re seeing in the marketplace for steel, aluminum, freight. We are seeing those costs come down from the all-time highs that we experienced these last couple of years. So, we’ve been given price decreases, but from a consumption perspective for us in our income statement results, we’ve been heavy on inventories, some of those cost in layers are some of the all-time high costs that we’re consuming today. That certainly was a headwind for the fourth quarter.

And as we, I think, communicated at the end of the third quarter, we expected that – I expect that to continue into the first quarter. We certainly are starting to see improvement in our inventory layers. But with the little volume that we’re seeing here in the first quarter, it’s taken some time to chew through that. But I do expect that to be – I expect us to be through most of that through the first quarter. And as we get into the second quarter, we should start to get back on par with where I think we would expect us to.

So, from a margin perspective, because that’s the biggest needle mover, I would say. As Jason said, obviously, we’ve had to respond quickly and take a lot of costs out of the business and we’ll continue to do whatever is necessary from a fixed and variable cost perspective. But materials is the biggest needle mover. And I expect that as we move through that and get back to some more normalized volumes in the second quarter and beyond in 2023, we should be back into more of a high single-digit type – or mid-to-high single-digit type margin view for operating income.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Great. Thank you very much.

Operator: Our next question is from Scott Stember from ROTH MKM. Scott, your line is now open. Please go ahead.

<Q – Scott Stember – ROTH MKM Partners>: Good morning, guys. Thanks for taking my questions.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Scott Stember – ROTH MKM Partners>: Brian, from what you’re saying about, I guess, the lag of getting that higher priced inventory through the channel and matching things up, it sounds like the first quarter could be challenged from a profit standpoint or do you think it will be profitable in the first quarter?

<A – Brian Hall – LCI Industries>: I think that as we look at Q4 – I’d contrast Q4 with Q1. Q4 you had the one-timers in there like we talked about, $0.62 EPS impact. I’d say from a margin perspective, if you take those out, you’re pretty darn close to a break even for fourth quarter. I expect that given, January’s performance and we think that that’s going to be a bit indicative of what the first quarter looks like. We’ll see a little bit of ramp up here in February and a little bit more in March. But pretty consistent with the declines we saw throughout the fourth quarter. So, I think they’re pretty similar from a quarter view perspective once you take those onetime hits out of there.

So, I think it’ll be close to break even and possibly hopefully we would target a little bit better than that. But then once volumes come back in the second quarter and we really chew through these inventory layers, which, as I’ve been saying previously, that’s anywhere from 4 percentage points to 5 percentage points of margin headwind that we’ve been experiencing these last couple of quarters, as we consume those layers of inventory.

<Q – Scott Stember – ROTH MKM Partners>: Okay. And then, back to the aftermarket. You talked about how the automotive side really drove the decline in the quarter. Can you maybe give a little bit more content on that and the other side of the business, the RV, how did that perform in the quarter?

<A – Jason Lippert – LCI Industries>: Yeah. So, the RV business is exceeding expectations in terms of just volume. So, no problems there. And again, it’s all service and repair parts related. I mean, some upgrade and just normal aftermarket business through, all channels, consumer e-tail, Amazon dealers and all the distributors that we do business with there. And we expect that to continue through this year. On the automotive side, it’s largely driven by new car sales. So, everybody knows there’s just a glut of availability for new cars. There just isn’t being – trucks aren’t being produced like they were three years ago. So, when new cars are down, new automobile sales are down and productions down and our hitch business is impacted by that.

But we expect that to start slowly coming back. And we’ve adjusted our business, we chased materials down all last year on steel, because steel is mostly the content we have on the Curt automotive side of our business. So, if all of the indexes adjust positively, we work through inventories. We’ll see that possibly impact margins through the whole course of this year.

<A – Brian Hall – LCI Industries>: And I’d add to that, Scott, if you look full year, we really started I think seeing a disconnect in the back half of 2022 between the automotive side and the RV, marine side of the business. But if you look to full year, automotive was only it was off 3%, but the rest of the business was up 19%. So, you can certainly see they was the sharp contrast in the performance. When you look to the fourth quarter as the automotive side began to slip more and more, it was off about 24%, almost 25% for the fourth quarter. So, you can see that that’s the side of the business which – it was running about half and what we experienced in the back half of the year, it’s now to less than half of our overall aftermarket business.

<Q – Scott Stember – ROTH MKM Partners>: Okay. And then in the first quarter, or at least in January, you talked about that 65% increase. That’s just from – I guess, orders from dealers or for parts – service parts. What is...

<A – Jason Lippert – LCI Industries>: Yeah.

<Q – Scott Stember – ROTH MKM Partners>: ...the overall aftermarket doing in – the whole aftermarket doing in January?

<A – Brian Hall – LCI Industries>: Yeah. I mean, for January, everything’s still suppressed. I would tell you the automotive side did get slightly better. We started to see some orders come in there. So, instead of 24%, 25% off like it was in the fourth quarter, it was only off 17%. The RV marine side of the business was better than that, but still down slightly in January. I think that it’s what – our expectation is on that side of the business, a lot of it is our sales to wholesale distributors. Their orders are going to be a little bit spotty. So, we’ve seen from month-to-month some pretty meaningful variances when we’re looking at how their orders are coming in.

But at least it’s not down as meaningful as what the automotive side is and we expect that as we move through the winter months and people get their units out for the season, that we’ll start to see that continue to improve. So, when we get to the back half of the year, we’re definitely anticipating all the aftermarket to be up – start probably in the summer months at some single-digit growth rate, but then be double-digit – back to double-digits when we get towards the end of the year.

<A – Jason Lippert – LCI Industries>: And the two other things I’d add, Scott, is that automotive is about half of the aftermarket business, so it weighs heavy when it weighs one way or the other. And then, we’ve got on the RV side, it’s just – there’s all sorts of opportunities with service parts, but that’s through largely retail and dealers and the big chunk of our aftermarket business on the RV side is wholesale distributors and they’ve got inventories to work through as well. So...

<Q – Scott Stember – ROTH MKM Partners>: Okay. Just last question on the aftermarket, there was a slight operating loss within aftermarket in the quarter. That was strictly related to the auto side and it sounds like probably having to do with input cost as well.

<A – Brian Hall – LCI Industries>: Yeah. You’re correct on both fronts. Definitely, the volumes that we are experiencing on the automotive side and the seasonality, when you get into fourth quarter and first quarter for automotive, it typically is extremely low margin. So, I would call that normally in the off season, low single-digit type margin. So, to see that flip to a loss is not much of a surprise. And then couple that with, like you just mentioned, consuming some of the high cost steel layers and a lot of those hitch products, we’ve certainly seen – very consistent with what we’ve seen across the entire business where it’s quite a bit of a headwind through the back half of 2022 and into this first quarter or so of 2023.

<Q – Scott Stember – ROTH MKM Partners>: Okay. Thanks, guys, for taking my questions again.

<A – Brian Hall – LCI Industries>: Thanks, Scott.

Operator: Our next question is from Fred Wightman from Wolfe Research. Fred, your line is now open. Please go ahead.

<Q – Fred Wightman – Wolfe Research LLC>: Hey, guys. Good morning. I was hoping you could just give a comment on the timing of the model year changeover, as we see this depressed production level extend farther and farther versus where people might have planned. Do you think that your customers are just going to move to model year 2024 products when they resume production, or is it going to be continued production at 2023?

<A – Jason Lippert – LCI Industries>: I think there’s a lot of talk around that. There’s a lot of – the biggest problem right now probably is just the 2022 model year. It was the largest produced model year in the history of RVs. And obviously, volumes have been – retail has been depleting since more or less July of last year. So, there’s a lot of that product in the pipeline. But we’ve heard all sorts of stories over the last couple of months where the OEMs are doing what they need to do to blow that product out to the dealers and get it in the hands of the retail, so that it’s just flushing through the system.

On the other hand, the 2023 is just – there’s not a lot of that product being built, so I don’t anticipate that’s going to be a big issue. Certainly, you’ll have some of what you’re talking about, but I think that the OEMs and dealers do a really good job working together to – they both have the same common issue here and both have to collaborate to figure it out. So, I think in the past they’ve done a really good job of that when there’s been that kind of a headwind. But they’ll get through it.

<Q – Fred Wightman – Wolfe Research LLC>: Okay. And then, Brian, you gave us the total number for the onetime costs in the quarter. I think you saw it as a $0.62 headwind. Can you just break that down between severance and then the inventory hit?

<A – Brian Hall – LCI Industries>: I can, Fred. I got it right here. It’s about the – from an inventory perspective, as a bulk of it is about $0.44. So, the remainder is the $0.19, which is severance.

<Q – Fred Wightman – Wolfe Research LLC>: Perfect. Thank you so much.

Operator: Our next question is from Craig Kennison from Baird. Craig, your line is now open. Please go ahead.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Yeah. Hey. Thanks for taking my question as well. I wanted to follow up on Fred’s last question regarding your cost structure going forward. How should we think about SG&A in Q1 and on a go forward basis following the actions you took in Q4?

<A – Brian Hall – LCI Industries>: Hey, Fred – or Craig. So, I would say that we’ve continued to make adjustments to our cost structure. We really started having to make some bigger swings at it in November and December as we saw what production schedules looked like. So, there’s been additional adjustments that we’ll continue to make as we right-size and get better visibility into the coming months. I do think that obviously from a percentage of sales perspective here in the fourth quarter and first quarter to see our SG&A cost slightly elevated is certainly the expectation and then resume or head back to more normalized levels when we get the volume in the second quarter.

So, I don’t think it’s going to vary too meaningfully, but we have taken some additional costs out of it. And obviously, from a compensation perspective, as you would weigh things more with where the – when the profits are actually incurred, given the expectations we have for the first quarter, that will be a much lighter quarter from that perspective. So, I think it will come down some from the fourth quarter, but probably not in a major meaningful way.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Thanks. And then, Brian, I think I heard you make a few comments around your margin expectations for the full year and then you commented on maybe a breakeven scenario for the first quarter. Could you just give us a sense of the cadence of margin and where you expect the full year margin to be – at least what range might you expect that to be in?

<A – Brian Hall – LCI Industries>: Yeah. I mean, I think that it – really 2021 is a good year for comparison. When I look at and I say, a little bit by chance, when you look at top line expectations and then look at kind of the what type of margin we were running throughout 2021, our expectations would be that that’s pretty similar when we had the volume. So, once you take the first quarter out, which as I mentioned is, we’re expecting breakeven to a small, slight profit there.

Once you move past that and we get volumes resuming to more normalized levels, we would expect mid-to-high single-digit type margins and I think that at least the way we’re seeing unit production play out today, which there’s a lot of uncertainty in that, Q2 would be, I would call it, 8% to 10% type margin and then that improving throughout the remainder of the year with as volume increases.

Fourth quarter normally would be a little seasonally different, but at least through the second and third quarter, which will be the meaningful quarters for the year, I would expect them to be in that range.

<A – Jason Lippert – LCI Industries>: And our diversified businesses are really adding a huge lift to our profit improvement through the years though most of our businesses they are having really solid years, off to a good start and all those. So, the diversification is a big part of the story as well, Craig.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Yeah. Great. Thank you. And then, on content per unit metric, you’ve mentioned, giving some price back as your cost changes just curious is that figure is something that would go down sequentially or is there enough innovation and other drivers to that metric such that you could see continued growth?

<A – Brian Hall – LCI Industries>: Yeah. Craig, If you look at it, and if you were to go back and contrast the past few quarters on a year-over-year basis, you certainly saw that grow to all-time highs in the 50-plus percent range, we’re at 45% today. When you start to dig into the details of that, our organic growth rate is some of the highest I remember seeing in my tenure here, so at 15%. Acquisitions added another 7%. As you fast forward into the next quarter or two, I would expect those acquired revenues to probably not vary too much. And I think that we’re going to – we’ve won enough business and expect to continue gaining share during 2023 that I would expect that double-digit type organic growth rate for us to continue, at least here in the near-term, which is far greater than our historical 3% to 5% average.

Now, if you look at the remainder of that, that’s price. And as we’ve talked over the last couple of years, to see the 35-plus-percent type inflationary numbers pushing through the system has certainly been the case. But that’s retracted. If you look at the balance of it for the fourth quarter numbers that we saw, that’s way down from where it was in the third quarter. And as you fast forward into the first and second quarter, I would expect that price number to continue to come down, as we give the price adjustments back to our customers to where that would be on a more normalized basis. And you should be back by the first, second quarter to where you’re really just price is not a part of the picture and it’s more about the organic and the acquired revenue growth.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Great. Thank you.

<A – Brian Hall – LCI Industries>: Thanks, Craig.

Operator: Our next question is from Mike Swartz from Truist. Mike, your line is now open. Please go ahead.

<Q – Mike Swartz – Truist Securities, Inc.>: Hey, guys. Good morning. Maybe just to start just on the I think, Jason, you called out a $370 million cost reduction program that was put in place in 2022, maybe give us a feel for how much of that was actually realized in 2022 and how much, I guess, the remainder we’ll see in 2023?

<A – Brian Hall – LCI Industries>: Yeah. I mean, I’ll jump in there, Mike. I would say we realize most of it. We’ve had the make – as we watch the RV industry production rates decline really ever since the first quarter of 2022 we’ve been taken costs out of the business ever since that point whether it’s labor or adjusting our fixed cost structure to the best of our abilities. So, I would say that’s what’s been realized at this point. We probably have a little bit more to go, but probably not meaningful enough until we really see what sales levels are going to be. I think here in the short-term like I mentioned earlier, we’ve taken some additional costs out in January based on changing forecasts. But we’re really looking forward to the second, third and fourth quarter as to what levels of the cost structure we need to target.

<A – Jason Lippert – LCI Industries>: Yeah. I think just to add to that, when you get into cost cutting mode, you just keep going. So, there’s things that we’re looking at every single day. We’re in cost cutting mode right now all over the business. And we’re just trying to make sure that we’re not cutting too deep because we do feel that we’re going to be to a 400,000 unit-ish run rate toward the middle of the year. That’s what we feel we’re going to get back to. So, we don’t want to cut so deep that we can’t sustain higher levels of production once we see it. And then that’s what I’d add there.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. That’s helpful. And then just on the marine business, I think you made some comments that you think it’ll be flattish in 2023. Is that including market share gains or is that what you see just from industry production?

<A – Brian Hall – LCI Industries>: Yeah. I think that starting out early in the year at least, what visibility we have from the manufacturers is that run rates are changing a great deal, or some up, some down, so overall for us, we’re expecting pretty flat through the first quarter and into the second quarter. I think it’s yet to be determined as to how much that varies throughout the year. Certainly, there’s going to be some pricing adjustments that we’ll see some declines there as aluminum costs have come down, et cetera, et cetera. But I think from our organic growth should help to mitigate some of those declines on the pricing side of things. But it’s yet to be determined, I would say on what the volumes will be for the manufacturers as you get further into the year.

<A – Jason Lippert – LCI Industries>: It feels steady right now. They’ve been running at a good clip for a while and we anticipate at some point in time it’ll cool off, but we’re not seeing it at this point in time.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. Great. Thank you.

Operator: Our next question is from Bret Jordan from Jefferies. Bret, your line is now open. Please go ahead.

<Q – Bret Jordan – Jefferies LLC>: Hey. Good morning, guys.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Bret Jordan – Jefferies LLC>: Quick question on, I don’t know, maybe you said this, but did you talk about your expectation on 2023 retail and RV just sort of so we can line up what shipments might be versus clearing inventory?

<A – Jason Lippert – LCI Industries>: Yeah. We said on retail $370 million to $390 million is our expectation. Wholesale, $325 million to $350 million.

<Q – Bret Jordan – Jefferies LLC>: Okay. And then, on marine, the same question, I guess, are you seeing that retail demand is clearing the inventory or is inventory building on the marine side? Obviously, there is a backlog there because of supply problems, but is retail still as strong as it had been?

<A – Jason Lippert – LCI Industries>: Yeah. I think that they had been building some inventory and retail’s fallen off just a little bit. But again, like I just mentioned a minute ago, we’re not seeing the production rates change much on the OEM side. We anticipate that’ll happen at some point in time this year. But with the introduction of electric biminis, there’s a lot of seating content. We’ve got plenty of new business there to override any way the business might soften – the market might soften.

<Q – Bret Jordan – Jefferies LLC>: Okay. And then a really big picture question. I guess, you’d commented in the beginning about the RVIA forecast of 63 million RV trips this year and I think you talked about peer to peer RVshare, because I’m just trying to do the math. If there’s 11 million RVs in the population, we’re going to have 63 million people using them. Is this peer-to-peer sharing to get this utilization? And I guess at some point, is peer-to-peer a risk to the industry and that one RV can service 10 people as opposed to 10 people buying an RV? Does it impact demand at some level?

<A – Jason Lippert – LCI Industries>: Yeah. Certainly both. It’s certainly both. When we look at the 3 million rental nights that RVshare and Outdoorsy have both have gone public with over the last – talking about over the last few years, I mean that’s a significant amount of rentals compared to what we would see in years past before the marketplace existed. So, yeah – but I really feel that in talking to a lot of consumers and we talked to a ton of consumers, I feel that they use rentals as a way to gauge whether or not they want to buy an RV.

Certainly, you’ll have families that want to rent anytime they use it, but you’re going to have families that jump into the lifestyle and want to have their own and not use somebody else’s every time they take a trip, especially if they’re going to use it often. So, that’s kind of some of the feedback we hear from the consumers, from our customer experience team. I think it’s really healthy for the industry. And then the rental individuals, the individuals that are renting these RVs to the consumers, I mean, some of these guys and gals are buying 5, 10, 50 units and having a fleet and renting them out and servicing it that way.

<Q – Bret Jordan – Jefferies LLC>: Right, okay. And then one last question, I guess, on the cadence of pricing, obviously I think you talked about how we are going to be giving some of the price back that it has been 30-plus-percent, is most of the price decline already been seen, or does it sort of stagger out through Q1 and Q2 on the RV/OE price side?

<A – Jason Lippert – LCI Industries>: Really depends on what commodities end up doing over the next couple of quarters, but we feel like most of it’s there. I was going to mention this in a comment a minute ago, but there’s actually some price increases going on, too. So, other areas where we didn’t have indexes, we’re holding price as long as we can. So, I mean, we’re going to manage margin the very best we can to hit the target numbers we talked about a little bit ago, which we feel for a really down year, are pretty solid.

<A – Brian Hall – LCI Industries>: And Bret, I would add on the contractual one, July 1, as we’ve discussed previously, was a very meaningful decrease for our customers. January 1 is another one. October was actually a slight increase, very nominal. But it’s so – given the volatility in the space, we’ve seen it move up and down. But some of the more meaningful decreases on a contractual basis have already been given at this point.

<Q – Bret Jordan – Jefferies LLC>: Okay, great. Thank you.

Operator: [Operator Instructions] Our next question is from Daniel Moore from CJS Securities. Daniel, please go ahead. Your line is now open.

<Q – Dan Moore – CJS Securities, Inc.>: Thank you. Thank you for all the color. Greatly appreciate it. Just maybe crystallize for aftermarket. What are you thinking about growth for the full year? You gave a lot of color and commentary about sort of some of the buying patterns for January. But what are your expectations for growth? And second, in addition to the CapEx, just talk about how much working capital are you thinking to take out this year and what a free cash flow number might look like for 2023? Thanks.

<A – Brian Hall – LCI Industries>: Yeah. I mean, from a full year aftermarket perspective, Dan, I would say, after we worked through the first quarter, we would – and like I mentioned towards the back half of the year, we would get into double-digit percentage growth rates. I think, overall, it probably averages out the high single-digit type growth for full year. So, a little under what we’ve seen historically, but certainly given the current headwinds we’ve been seeing that we should see a lot of improvement there. From a cash perspective, I think that we’ll have a better operating cash flow year in 2023 than we had in 2022, assuming we continue to bring inventories down. So, based on the guidance that were given on the overall expectations for the business, plus an additional $300-plus million type reduction in inventories for the year, you should be in excess of $700 million of operating cash flow. So, which is actually slightly north of what we experienced in 2022. So, from a cash perspective, we’re expecting a really, really strong 2023.

<Q – Dan Moore – CJS Securities, Inc.>: Appreciate the color again. Thank you.

<A – Brian Hall – LCI Industries>: Thanks, Dan.

<A – Jason Lippert – LCI Industries>: Thanks.

Operator: Our next question is from Brandon Rollé from D.A. Davidson. Brandon, your line is now open. Please go ahead.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Thank you. I just had a quick question on your shipment outlook. Did that change at all since your pre-announcement a couple of weeks ago?

<A – Brian Hall – LCI Industries>: No. I don’t think so.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Okay. And then on just the content per unit and decontenting, given pricing seems to be the biggest impediment to retail right now, how much decontenting are you expecting in this upcoming model year 2024? I think a lot of people are expecting 2024 to be cheaper than 2023 and 2022. I don’t know if you’re able to gauge that or if it’s on a brand by brand basis. But on average, I guess, how much decontenting do you expect to take place in this upcoming model year?

<A – Jason Lippert – LCI Industries>: I mean, not a ton, honestly. I mean, we expect some decontenting to happen. But now it’s time to show the value you’ve got in your units. And I mean, we’ve got – I mean, I’ll just give you an example, but ABS brakes we launched this year, we’ve got a ton of interest in that. And that’s actually doubling the cost of axle products in the unit. So, as I’ve said on a lot of our prior calls, the innovative products that we supply to the industry due to the fact that they’re not really commoditized, they’re really special. We tend to have more of these types of options and sell the stuff into the units, whether the industry is good or bad. They tend to take out the commoditized products, the commodities of the units and replace them with you know better features and values and take cost out that way and we just don’t supply a lot of commodity type products to the industry.

So, while they might may do that, it tends not to affect us much, because if you need an axle or a slide-out on the unit, you’re going to use an axle or a slide or a leveling system or things like that. You’re not going to take that stuff that the consumer needs off the unit. So, that’s a short answer.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Okay. All right. Thank you.

Operator: Our next question is from Tristan Thomas-Martin from BMO Capital Markets. Tristan, your line is now open. Please go ahead.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Good morning. I just had a question on your industry production outlook for the first quarter, think is you said 45,000, 50,000 units. January was at 14 and seems like production started to come back in February, it’s probably going to ramp up a little more in March. What are the odds the industry ends up coming in ahead of your expectation?

<A – Brian Hall – LCI Industries>: Well, there’s always a chance. So, as we’ve said before, we usually don’t have great visibility out beyond three, four weeks from an order perspective. So, it’s a hard question to answer, but it’s all going to depend and at this point where we’re at on February 14, dealers that have to be put in through a lot of orders and that’s going to take time for them to produce. That hasn’t really been happening yet. So, I wouldn’t expect to vary greatly, but there’s always a chance, too.

<A – Jason Lippert – LCI Industries>: Yeah. Better you know – our $325 million to $350 million, we bet on. We feel that’s what a good number is, but at the end of the day, there’s a lot of positives out there. I mean, unlike OA, you go back to the last big dip we’ve had in production. The economy was really unhealthy. I mean, this time around the economy is pretty healthy. The retail consumer is pretty healthy. The OEMs are consolidated and pretty healthy. The dealers are much more consolidated and pretty healthy. Unemployment’s low. It’s just a lot of good things.

There might be some pieces of the economy that get hit over the next 6 to 12 months. But the fact that it’s not getting hit all at once, I think, is a good sign. And the fact that retail staying relatively healthy right now, consumers healthy. I think we’re in a good spot. We’re in a good spot to get at or above what we’re talking. I wouldn’t bet on below.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Well, that all make sense. Thank you.

Operator: We currently have no further questions. I will now hand back to our speaker for final comments, Mr. Jason Lippert. Please go ahead.

...
Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Thanks everybody, again. And again, I’ll just echo what I just get on talking about. We’re in a difficult period in the RV cycle right now what we’ve been through before, we got solid leadership and the business is also much more diversified today than what it was 10, 12 years ago. We went through it the last time. And it’s going to give us a nice lift on the business this time around. Doesn’t feel nearly as bad as the last time we went through a recession. And as I said, the OEMs and the dealers and the consumers are relatively healthy. So, I think we’re in a good spot. We look forward to updating you. We’ll know much more about the market and where the RV business is headed the next time we have a call. So, thanks for joining us. See you next time.

Operator: Ladies and gentlemen, this concludes today’s call. Thank you for joining. You may now disconnect your lines.

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The audio events contains certain "forward-looking statements" with respect to the Company's financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this audio events that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this audio events are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this audio events, the impacts of COVID-19, or other future pandemics, the Russia-Ukraine war, and heightened tensions between China and Taiwan on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this audio events are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.